Exhibit 10.1
[Lance, Inc. letterhead]
December 8, 2005
Mr. Blake W. Thompson
1207 Turnbury Lane
North Wales, PA 29454
Dear Blake:
After the series of interviews with our executive management team, we feel you can be a real asset to Lance, Inc. Also, Lance will afford you the opportunity to continue your growth and development. I feel it’s a good match and we would like for you to come on board as our Vice President of Supply Chain. To that end, you will find our offer outlined below.
Compensation:
•	Base pay — $250,000 annually

•	Participation in the Corporate Annual Incentive Plan with a target incentive potential of 40% of your annual base salary. If goals are exceeded, there’s an opportunity to earn 150% of target award.

•	Long-Term Incentive Plan (LTIP)

Currently the Long-Term Incentive Plan is as follows:
– Target opportunity is 45% of base pay with potential for higher payout based on performance vs. targets

– Three year plan with new plan rolled out each year.

– Measures are EPS (75%) and net revenue growth (25%).
An additional Tier 1 plan is proposed for 2006 to include the senior executive team with the following features:
– Your target opportunity to be determined.

– Measure is under consideration.

– Time horizon is 5 years.
•	Signing Bonus — $15,000 payable within the first month of employment.

Mr. Blake W. Thompson

December 8, 2005
Benefits and Perquisites
•	Auto allowance — $1,200.00 per month.

•	Four (4) weeks vacation.

•	Equity
– 15,000 restricted grant shares with three (3) year cliff vesting.

– 15,000 stock options at market price, based on average of high and low on first day of employment, vesting 25% per year over four (4) years.
•	Change in Control agreement which provides three times annual base pay, plus target incentive and grossed up for excise taxes.

•	Executive Severance Agreement which provides one (1) year base pay, plus target incentive of Annual Incentive Plan for termination without cause.
Employee Benefits
•	Employee Health Plan includes medical, dental, life and AD&D.

•	Profit Sharing and Retirement Plan after one year eligibility.

•	401(k) Plan

•	Employee Stock Purchase Plan

•	Employee Assistance Program.
Relocation
•	Will relocate family and household goods to Charlotte, North Carolina area, per the company’s relocation program.
Blake, it’s an exciting time at Lance and we feel you can help us reach our goal of becoming a high performance organization.
You will be a member of our executive management team, which we call the Operations Committee.

Mr. Blake W. Thompson

December 8, 2005
Thanks for your consideration and interest in the House of Lance. Please contact me for any questions regarding this offer.
This offer is contingent on the successful completion of a drug test screen, medical physical and favorable employment related references.
Also, in accordance with the Board of Directors Governance Principles and Bylaws of Lance, this letter, your election as an officer, the fixing of your compensation and the grant of stock options and restricted stock is not binding or effective until action and approval by the Board of Directors of Lance and its Compensation Committee.
Acceptance may be communicated by signing below with date and forwarding a copy to my attention.

Sincerely,
/s/ E. D. Leake
E. D. Leake
Vice President – Human Resources

ACCEPTED:

/s/ Blake W. Thompson	12-19-05

Blake W. Thompson	Date